SECOND AMENDMENT TO
                                RIGHTS AGREEMENT

                  AMENDMENT, made and entered into as of this 15th day of July, 1999 (this "Second Amendment"), by and between WINSTAR COMMUNICATIONS, INC. (the "Company") and CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, as Rights Agent (the "Rights Agent"), is being executed under the following circumstances:

                  WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of July 2, 1997 and an Amendment to Rights Agreement, dated as of June 3, 1999 (as so amended, the "Rights Agreement");

                  WHEREAS, effective July 2, 1997 (the "Rights Dividend Declaration Date") the Board of Directors of the Company authorized and declared a distribution of one Right (each, a "Right") for each share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") outstanding at the Close of Business (as defined in the Rights Agreement) on July 14, 1997 (the "Record Date"), and authorized the issuance of one right (as such number may be adjusted pursuant to the Rights Agreement) for each share of Company Common Stock issued between the Record Date (whether originally issued or delivered from the Company's treasury) and, except as otherwise provided in
Section 22 of the Rights Agreement, the Distribution Date, each Right initially representing the right to purchase upon the terms and subject to the conditions set forth in the Rights Agreement one Unit (as defined in the Rights Agreement) of Series B Preferred Stock (as defined in the Rights Agreement); and

                  WHEREAS, the Board of Directors of the Company, by resolution duly adopted on July 2, 1999, authorized this Second Amendment to the Rights Agreement and in accordance with Section 26 of the Rights Agreement.

                  NOW THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows, pursuant to Section 26 of the Rights Agreement:

                  1. Section 7(b) of the Rights Agreement shall be amended by replacing the figure $70 as set forth therein with the figure $225. Accordingly,
Section 7(b) shall read in its entirety as follows:

                  "(b) The purchase price for each one one-thousandth of a share (each such one one-thousandth of a share being a "Unit") of Preferred Stock upon exercise of Rights shall be $225, subject to adjustment from time to time as provided in Sections 11 and 13(a) (such purchase price, as so adjusted, being the "Purchase Price"), and shall be payable in accordance with paragraph (c) below."

                  The remainder of the Rights Agreement shall remain unchanged, and the Rights Agreement as amended above, shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly execute on their behalf as of the date first above written.


                                               WINSTAR COMMUNICATIONS, INC.



                                               By: /s/ Frederic E. Rubin
                                                  ------------------------------
                                                       Frederic E. Rubin
                                                       Treasurer

                                               CONTINENTAL STOCK TRANSFER
                                               &TRUST COMPANY


                                               By: /s/ Michael J. Nelson
                                                  ------------------------------
                                                       Michael J. Nelson
                                                       President


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